Exhibit 10.11
BANCTRUST FINANCIAL GROUP, INC.
AMENDED AND RESTATED
DIRECTORS DEFERRED COMPENSATION PLAN
     This Amended and Restated Directors Deferred Compensation Plan (“Plan”) is executed by the undersigned to be effective as of January 1, 2009.
R E C I T A L S
A.	Prior to the merger between CommerceSouth and BancTrust Financial Group, Inc., CommerceSouth had in place a Directors Deferred Compensation Plan (amended and restated effective as of January 1, 2001) and accompanying Deferred Stock Trust Agreement.

B.	Pursuant to the terms of the merger, the said Directors Deferred Compensation Plan was continued and amended and restated effective as of January 1, 2004 to make appropriate changes to the names of entities subject to the Plan and such corresponding changes as were appropriate.

C.	Since the amendment and restatement of the Plan, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder (“Section 409A”), has been enacted setting forth restrictions and requirements for deferred compensation.

C.	The purpose of this amendment and restatement of the Directors Deferred Compensation Plan is to make appropriate changes to bring the Plan into compliance with Section 409A, all approved by the Directors of BancTrust Financial Group, Inc.
ARTICLE I
DEFINITIONS
     1.1 Bank shall mean any bank that is or becomes a Subsidiary of the Company.
     1.2 Bank Change in Control shall mean the following:
(a)	The Consummation of an acquisition by any Person of Beneficial Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities of the Bank; provided, however, that for purposes of this Section 1.2, any acquisition by an employee, or Group composed entirely of employees, any qualified pension plan, any publicly held mutual fund or any employee benefit plan (or related trust) sponsored or maintained by the Bank or any corporation Controlled by the Bank shall not constitute a Change in Control;

(b)	Consummation of a reorganization, merger or consolidation of the Bank (a “Bank Business Combination”), in each case, unless, following such Bank Business Combination, the Bank Controls the corporation surviving or resulting from such Bank Business Combination; or

(c)	Consummation of the sale or other disposition of all or substantially all of the assets of the Bank to an entity which the Company does not Control.
     1.3 Beneficial Ownership shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.
     1.4 Board of Directors shall mean the Board of Directors of the Company.
     1.5 Business Combination shall mean a reorganization, merger or consolidation or sale of the

Company, or a sale of all or substantially all of the Company’s assets.
     1.6 Common Stock shall mean the Common Stock of the Company.
     1.7 Company shall mean BancTrust Financial Group, Inc.
     1.8 Company Change in Control shall mean any of the following:
(a)	The Consummation of an acquisition by any Person of Beneficial Ownership of 20% or more of the Company’s Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions of the Company’s Voting Securities shall not constitute a Change in Control:
(i)	any acquisition directly from the Company,

(ii)	any acquisition by the Company,

(iii)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company,

(iv)	any acquisition by a qualified pension plan or publicly held mutual fund,

(v)	any acquisition by an Employee or Group composed exclusively of Employees, or

(vi)	any Business Combination which would not otherwise constitute a Change in Control because of the application of clauses (i), (ii) and (iii) of Section 1.8(c).
(b)	A change in the composition of the Company’s board of directors whereby individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s board of directors; or

(c)	Consummation of a Business Combination, unless, following such Business Combination, all of the following three conditions are met:
(i)	all or substantially all of the individuals and entities who held Beneficial Ownership, respectively, of the Company’s Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly. 65% or more of the combined voting power of the Voting Securities of the corporation surviving or resulting from such Business Combination, (including, without limitation, a corporation which as a result of such transaction holds Beneficial Ownership of all or substantially all of the Company’s Voting Securities or all or substantially all of the Company’s assets) (such surviving or resulting corporation to be referred to as “Surviving Company”), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s Voting Securities;

(ii)	no Person (excluding any corporation resulting from such Business Combination, any qualified pension plan, public]y held mutual fund, Group composed exclusively of employees or employee benefit plan (or related trust) of the Company, its subsidiaries, or Surviving Company) holds Beneficial Ownership, directly or indirectly, of 20% or more of the combined voting power of the then outstanding Voting Securities of Surviving Company except to the extent that such ownership existed prior to the Business Combination; and

(iii)	at least a majority of the members of the board of directors of Surviving Company were members of the Incumbent Board at the earlier of the date of execution of the initial agreement, or of the action of the Company board of directors, providing for such Business Combination.
     1.9 Compensation shall mean the compensation payable to the Directors of the Company and of the

Subsidiaries and shall include cash retainer fees, meeting fees, and other compensation payable to the Directors.
     1.10 Compensation Committee shall mean the Company’s Executive Committee, unless and until a separate Compensation Committee is formed by the Company.
     1.11 Compensation Payment Date shall mean the date on which Compensation is payable to a Director or Compensation would otherwise be payable to a Director if an election to defer such Compensation had not been made.
     1.12 Consummation shall mean the completion of the final act necessary to complete a transaction as a matter of law, including, but not limited to, any required approvals by the corporation’s shareholders and board of directors, the transfer of legal and beneficial title to securities or assets and the final approval of the transaction by any applicable domestic or foreign governments or agencies.
     1.13 Control shall mean, in the case of a corporation, Beneficial Ownership of more than 50% of the combined voting power of the corporation’s Voting Securities, or in the case of any other entity, Beneficial Ownership of more than 50% of such entity’s voting equity interests.
     1.14 Deferred Stock Account shall mean the bookkeeping account established under Section 7.1 on behalf of a Director and includes shares of Common Stock credited thereto to reflect the reinvestment of dividends pursuant to Section 7.1 (a)(ii).
     1.15 Deferred Stock Trust shall mean the Deferred Stock Trust for Directors of the Company and its Subsidiaries.
     1.16 Director shall mean (a) a member of the Board of Directors of the Company or its Subsidiaries including advisory directors of such entities and (b) who is not an active employee of the Company or a Subsidiary.
     1.17 Distribution Election shall mean the designation by a Director of the manner of distribution of the amounts and quantities held in the Director’s Deferred Stock Account upon the director’s termination from the Board of Directors of the Company and all Subsidiaries pursuant to Section 6.3.
     l.18 Exchange Act shall mean the Securities Exchange Act of 1934, as amended.
     1.19 Group shall have the meaning set forth in Section 14(d) of the Exchange Act.
     1.20 Incumbent Board shall mean those individuals who constitute the Company Board of Directors as of January 1, 2004, plus any individual who shall become a director subsequent to such date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least 75% of the directors then comprising the Incumbent Board. Notwithstanding the foregoing, no individual who shall become a director of the Company Board of Directors subsequent to January 1, 2004, whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the regulations promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company board of directors shall be a member of the Incumbent Board.
     1.21 Market Value shall mean the average of the high and low prices of the Common Stock, as published in the Wall Street Journal in its report of NASDAQ composite transactions, on the date such Market Value is to be determined, as specified herein (or the average of the high and low sale prices on the trading day immediately preceding such date if the Common Stock is not traded on the NASDAQ on such date).
     1.22 Participant shall mean a Director or former Director who has an unpaid Deferred Stock Account balance under the Plan.
     1.23 Person shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

     1.24 Intentionally omitted
     1.25 Subsidiary shall mean BankTrust (organized under the laws of the State of Alabama), BancTrust Company, Inc. (f/k/a South Alabama Trust Company), BankTrust of Alabama and BankTrust (organized under the laws of the State of Florida) and such other entities: (a) as to which the Company owns eighty percent (80%) or more of the Voting Securities; and (b) which shall have been approved by the Company as an entity whose directors are eligible to participate in the Plan; and (c) which shall have elected to sponsor the Plan for its directors.
     1.26 Trust Administrative Committee shall mean the committee that is appointed by the Board of Directors to administer the Deferred Stock Trust.
     1.27 Voting Securities shall mean the outstanding voting securities of a corporation entitling the holder thereof to vote generally in the election of such corporation’s directors
ARTICLE II
PURPOSE
     The Plan provides a method of deferring payment to a Director of his Compensation as fixed from time to time until termination of his service on the board.
ARTICLE III
ELIGIBILITY
     An individual who serves as a Director shall be eligible to participate in the Plan.
ARTICLE IV
ADMINISTRATION
     The Plan shall be administered by the Compensation Committee of the Board of Directors as appointed from time to time. The Compensation Committee shall have the power to interpret the Plan and, subject to its provisions, to make all determinations necessary or desirable for the Plan’s administration. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan. The Committee may delegate to such officers, employees or departments of the Company such authority, duties and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.
ARTICLE V
PLAN PERIODS
     The first Plan Period shall commence the first day of the month which begins at least thirty (30) days following the date a Director is elected to that position. Said first Plan Period shall continue until the end of the calendar year during which the Director was elected to that position and all subsequent Plan Periods shall be on a calendar year basis. Notwithstanding the foregoing, the Plan and Plan Periods shall continue uninterrupted for Directors who were directors of CommerceSouth or one of its subsidiaries prior to the merger into BancTrust and who continue to serve as Directors of BancTrust or one of its Subsidiaries after the merger and the initial Plan Period for directors of BancTrust and its Subsidiaries who are eligible to participate in the Plan shall begin on the day prior to the first meeting of said directors after the effective date of the merger between CommerceSouth and BancTrust.
ARTICLE VI
ELECTIONS

     6.1 Deferral Elections
     Prior to the beginning of a Plan Period, a Director may direct that payment of all or any portion of cash Compensation that otherwise would be paid to the Director for the Plan Period, be deferred in amounts as designated by the Director, and credited to a Deferred Stock Account. Upon the Director’s termination from the Board of Directors, such deferred Compensation and accumulated investment return held in the Director’s Deferred Stock Account shall be distributed to the Director in accordance with the Director’s Distribution Election and the provisions of Article VIII.
     6.2 Elections
     An election to defer Compensation is irrevocable unless a Director terminates participation for a future Plan Period prior to the commencement of such Plan Period or, prior to the beginning of a Plan Period, changes his election regarding future payments. A termination of participation shall become effective after being received by the Secretary of the Company and shall not affect amounts previously deferred in prior Plan Periods. A termination of participation shall be effective only with respect to Compensation for services not performed. A Director’s election shall continue from Plan Period to Plan Period unless the Director changes his election to defer Compensation paid in a future Plan Period prior to the beginning of such future Plan Period.
     6.3 Distribution Election
(a)	Prior to the time a Director begins participation in the Plan, the Director may elect that upon termination from the Board of Directors shares of Common Stock (and any uninvested cash) held in the Director’s Deferred Stock Account be distributed to the Director, pursuant to the provisions of Article VIII, in a lump sum distribution or in a series of annual or quarterly installments not to exceed five (5) years. The time for the commencement of distribution shall not be later than the first day of the month coinciding with or next following the second anniversary of termination of board membership on the board of directors of the Company and all Subsidiaries thereof.

(b)	Except as provided below, with the approval of the Compensation Committee, a Director may amend a prior Distribution Election on a form prescribed by the Compensation Committee not prior to the 390th day nor later than the 360th day prior to his termination of membership on the board of directors in order to change (a) the form, and/or (b) the time for commencement of the distribution of his Deferred Compensation Account in accordance with the terms of the Plan; provided, however, that such amendment in election shall not take effect until 12 months after the date on which the election is made and the payment with respect to which such election is made be deferred for a period of not less than five years from the date such payment would otherwise have been paid; provided further, however, that any Director whose election is restricted by the Securities and Exchange Act of 1934, as amended, with respect to equity securities of the Company, shall not be permitted to amend his Distribution Election if such an amendment would result in liability under Section 16 of the Securities and Exchange Act of 1934, as amended. Any such amendment to a prior Deferral Election, as described in this Section 6.3(b), shall be contingent upon the Director’s completion of his term of membership on the Board of Directors, except in the event of the disability or death of such Director.
     6.4 Beneficiary Designation
     A Director or former Director may designate a beneficiary to receive distributions from the Plan in accordance with the provisions of Article VIII upon the death of the Director. The beneficiary designation may be changed by a Director or former Director at any time, and without the consent of the prior beneficiary.

ARTICLE VII
ACCOUNT
     7.1 Deferred Stock Account
(a)	A Director’s Deferred Stock Account will be credited:
(i)	with the number of shares of Common Stock (rounded to the nearest tenth of a share) determined by dividing the amount of cash Compensation subject to deferral or investment in the Deferred Stock Account by the average price paid by the Trustee of the Deferred Stock Trust for shares of Common Stock with respect to the Compensation Payment Date, as applicable, as reported by the Trustee, or, if the Trustee shall not at such time purchase any shares of Common Stock, by the Market Value on such date; and

(ii)	as of each date on which dividends are paid on the Common Stock, with the number of shares of Common Stock (rounded to the nearest ten thousandth of a share) determined by multiplying the number of shares of Common Stock credited in the Director’s Deferred Stock Account on the dividend record date, by the dividend rate per share of Common Stock, and dividing the product by the price per share of Common Stock attributable to the reinvestment of dividends on the shares of Common Stock held in the Deferred Stock Trust on the applicable dividend payment date or, if the Trustee of the Deferred Stock Trust has not reinvested in shares of Common Stock on the applicable dividend reinvestment date, the product shall be divided by the Market Value on the dividend payment date.
(b)	If the Company enters into transactions involving stock splits, stock dividends, reverse splits or any other recapitalization transactions, the number of shares of Common Stock credited to a Director’s Deferred Stock Account will be adjusted (rounded to the nearest ten thousandth of a share) so that the Director’s Deferred Stock Account reflects the same equity percentage interest in the Company after the recapitalization as was the case before such transaction.

(c)	If at least a majority of the Company’s stock is sold or exchanged by its shareholders pursuant to an integrated plan for cash or property (including stock of another corporation) or if substantially all of the assets of the Company are disposed of and, as a consequence thereof, cash or property is distributed to the Company’s shareholders, each Director’s Deferred Stock Account will, to the extent not already so credited under this Section 7.1, be (i) credited with the amount of cash or property receivable by a shareholder of the Company directly holding the same number of shares of Common Stock as is credited to such Director’s Deferred Stock Account and (ii) debited by that number of shares of Common Stock surrendered by such equivalent shareholder of the Company.

(d)	Each Director who has a Deferred Stock Account also shall be entitled to provide directions to the Committee to cause the Committee to similarly direct the Trustee of the Deferred Stock Trust to vote, on any matter presented for a vote to the shareholders of the Company, that number of shares of Common Stock held by the Deferred Stock Trust equivalent to the number of shares of Common Stock credited to the Director’s Deferred Stock Account. The Committee shall arrange for distribution to all Directors in a timely manner of all communications directed generally to the shareholders of the Company as to which their votes are solicited.

     7.2 Reports
     After the end of each Plan Period, a report shall be issued to each Director with an Account which shall set forth the activity in the Account for the prior Plan Period and the value of the Account as of the end of such Plan Period.
     7.3 Separate Accounting
     The Company shall establish and maintain separate Accounts for the Company and each Subsidiary and their respective Participants. Such separate accounting is intended to comply with Section 404(a)(5) of the Internal Revenue Code and Section 1.404(a)-12 of the Treasury Regulations (which provide that an Employer can deduct the amounts contributed to a nonqualified plan in the taxable year in which an amount attributable to the contribution is includable in the gross income of employees participating in the plan, but, in the case of a plan in which more than one employee participates only if separate accounts are maintained for each employee).
ARTICLE VIII
DISTRIBUTIONS
     8.1 Form of Payments
     Upon termination of a Director’s membership on the Board, the amount credited to a Director’s Deferred Stock Account will be paid to the Director or his beneficiary. The amount credited to his Deferred Stock Account shall, except as otherwise provided in Section 7.1(c), Article 9, or to the extent the Company is otherwise, in the reasonable judgment of the Committee, precluded from doing so, be paid in shares of Common Stock (with any fractional share interest therein paid in cash to the extent of the then Market Value thereof). Such payments shall be from the general assets of the Company (including the Deferred Stock Trust) in accordance with this Article VIII.
     8.2 Type of Payments
     Deferred amounts shall be paid in the form of (i) a lump sum payment, or (ii) in approximately equal annual or quarterly installments, as elected by the Director pursuant to the provision of Section 6.3. Such payments shall be made (or shall commence) as elected by the Director pursuant to the provisions of Section 6.3 following the termination of board membership on the board of directors of the Company and all Subsidiaries.
     In the event a Director elected to receive the balance of his Deferred Stock Account in a lump sum, distribution shall be made on the first day of the month selected by the Director on his Distribution Election. If the Director elected to receive annual or quarterly installments, the first payment shall be made on the first day of the month selected by a Director, and shall be equal to the balance in the Director’s Deferred Stock Account on such date divided by the number of annual or quarterly installment payments. Each subsequent annual or quarterly payment shall be an amount equal to the balance in the Director’s Deferred Stock Account on the date of payment divided by the number of remaining annual or quarterly payments and shall be paid on the anniversary of the preceding date of payment. Notwithstanding a Director’s election to receive his Deferred Stock Account balance in installments, the Compensation Committee, upon request of the Director and in its sole discretion, may distribute amounts from a Director’s Deferred Stock Account due to an “unforeseeable emergency” as determined and to the extent allowed by Section 409A.

     8.3 Death of Director
     Upon the death of a Director that had elected to receive the balance of his Deferred Stock Account in a lump sum pursuant to the provisions of Section 6.3, the Director’s Deferred Stock Account shall be paid in a lump sum to the designated beneficiary of such Director within thirty (30) days of the death of such Director; provided, however, that the designated beneficiary shall not be permitted to choose the taxable year in which such payment is made in the event such thirty-day period overlaps two taxable years. Upon the death of a Director that had elected to receive the balance of his Deferred Stock Account in installments pursuant to the provisions of Section 6.3 or upon the death of a former Director prior to the payment of all amounts credited to the Director’s Deferred Stock Account, the balance of the Director’s Deferred Stock Account shall be paid in installments as designated by such Director to the designated beneficiary of such Director or former Director. Notwithstanding a Director’s election to receive his Deferred Stock Account balance in installments, the Compensation Committee, upon request of the legal representative of the Director’s estate and in its sole discretion, may distribute amounts from a Director’s Deferred Stock Account due to an “unforeseeable emergency” as determined and to the extent allowed by Section 409A. In the event a beneficiary designation has not been made, or the designated beneficiary is deceased or cannot be located, payment shall be made to the estate of the Director or the former Director.
     8.4 Change of Beneficiary Designation
     The beneficiary designation referred to above may be changed by a Director or former Director at any time, and without the consent of the prior beneficiary, on a form to be provided by the Company.
     8.5 Limitations on Distributions
     Notwithstanding any provision of this Plan to the contrary, in no event shall distributions commence to a Director or his beneficiary unless and until such Director’s termination of membership on the Board constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). In addition, notwithstanding any provision of this Plan to the contrary, distributions to a Director or his beneficiary may not commence earlier than six (6) months after the date of a separation from service (as defined in Treasury Regulation Section 1.409A-1(h)) if, pursuant to Section 409A, such Director is considered a “specified employee” (as defined in Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i)). In the event a distribution is delayed pursuant to this Section 8.5, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first (1st) day of the seventh (7th) month following the separation from service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first (1st) day of the seventh (7th) month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first (1st) day of the seventh (7th) month.
ARTICLE IX
CHANGE IN CONTROL AND OTHER SPECIAL PROVISIONS
     9.1 Intentionally omitted.
     9.2 The Deferred Stock Trust (“Trust’) has been established to hold assets of the Company as a reserve for the discharge of the Company’s obligations under the Plan. The Company may, but is not obligated to, contribute such amounts to the Trust as may be necessary to fully or partially fund any benefits payable under the Plan. All assets held in the Trust remain subject only to the claims of the Company’s and the Bank’s general creditors whose claims against the Company and the Bank are not satisfied because of bankruptcy or insolvency (as those terms are defined in the Trust). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Participant and all rights created under the Trust, as under the Plan, are unsecured contractual claims of the Participant against the Company and the Bank. The Company shall be entitled at any time, and from time to time in its sole discretion to substitute assets of at least equal fair market value for any assets in the Trust.
     9.3 Intentionally omitted.

     9.4 In the event of a Company Change in Control or a Bank Change in Control that also qualifies as a Change in Control pursuant to Section 409A, notwithstanding anything to the contrary in the Plan, upon termination as a Director of the Company or of a Bank affected by such Change of Control within two years of such Change of Control, the amount in the Deferred Stock Account of a Participant who was a Director affected by such Change of Control determined as of such Change in Control that was not earned and vested on January 1, 2005 shall be paid out in a lump sum within thirty (30) days of the termination of the Director; provided, however, that the Director shall not be permitted to choose the taxable year in which such payment is made in the event such thirty-day period overlaps two taxable years. In the event of a Company Change in Control or a Bank Change in Control, notwithstanding anything to the contrary in the Plan, upon termination as a Director of the Company or of a Bank affected by such Change of Control, the amount in the Deferred Stock Account of a Participant who was a Director affected by such Change of Control determined as of such Change in Control that was earned and vested on January 1, 2005 may be paid out in a lump sum if such Participant makes an election pursuant to the procedures established by the Trust Administrative Committee, in its sole and absolute discretion.
ARTICLE X
MISCELLANEOUS
     10.1 No Assignment of Benefits
     No Director or Beneficiary shall have any right to sell, assign, transfer, encumber or otherwise convey the right to receive payment of any benefit payable hereunder, which payment and the right thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.
     10.2 Source of Benefit Payments
     The Company shall not reserve or otherwise set aside funds for the payment of its obligations hereunder, which obligations will be paid from the general assets of the Company. The Plan constitutes a mere promise by the Company and the Subsidiaries to make payments to Participants in the future. Notwithstanding that a Director shall be entitled to receive the entire amount in his Deferred Stock Account as provided in Article VIII, any amounts credited to a Director’s Account to be paid to such Director shall at all times be subject to the claims of the creditors of the Company and its Subsidiaries. Subject to the restrictions of the preceding sentence, the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury Regulations § 1.677(a)-1d) to hold shares of Common Stock to pay amounts under this Plan, provided that the assets of such trust shall be required to be used to satisfy the claims of the Company and its Subsidiaries general creditors in the event of the Company’s or a Subsidiary’s bankruptcy or insolvency. Any funds invested hereunder allocable to the Company or to a Subsidiary shall continue for all purposes to be part of the respective general assets of the Company or Subsidiary and available to the general creditors of the Company or Subsidiary in the event of a bankruptcy or insolvency of the Company or Subsidiary. The Company shall notify the Trustee and the Participants of such bankruptcy or insolvency of the Company or Subsidiary.
     10.3 Reserve Accruals
     In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments from any Deferred Stock Account, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company’s creditors.
     10.4 Status of Participants as General Creditors
     A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount. Furthermore, a person entitled to a payment or distribution with respect to a Deferred Stock Account, shall have a claim upon the Company only to the extent of the balance in his Deferred Stock Account.
     10.5 Plan Expenses
     All commissions, fees and expenses that may be incurred in operating the Plan and any related trust established in accordance with Section 9.2 herein (including the Directors’ Stock Trust) will be paid by the Company or its affiliates.
     10.6 Compliance with Securities Rules
     Notwithstanding any other provision of this Plan: (i) elections under this Plan may only be made by Directors while they are directors of the Company; (with the exception of the designation of beneficiaries) and (ii) distributions otherwise payable to a Director in the form of Common Stock shall be delayed and/or instead paid in cash in an amount equal to the fair market value thereof if such payment in Common Stock would violate any federal or State securities laws (including Section 16(b) of the Securities Exchange Act of 1934, as amended) and/or rules and regulations promulgated thereunder; provided that the distribution is made at the earliest date at which the Company reasonably anticipates that the making of the distribution will not cause such violation.
     10.7 Amendment and Termination of Plan
     The Board of Directors may terminate the Plan at any time or may, from time to time, amend the Plan; provided, however, that no such amendment or termination shall impair any rights to payments which had been deferred under the Plan prior to the termination or amendment.
     10.8 Applicable Law
     This Plan shall be construed in accordance with and governed by the laws of the State of Alabama.
     10.9 Section 409A
     All Compensation paid pursuant to this Plan is intended to either be exempt from the provisions of Section 409A of the Code and the regulations and guidance thereunder or be treated as deferred compensation that meets the requirements of Section 409A and any ambiguities in construction shall be construed accordingly. No acceleration or deceleration of any payments or benefits provided herein shall be permitted unless allowed under the requirements of Section 409A. If any compensation or benefits provided by this Plan may result in the application of Section 409A, all participants of the Plan hereby consent to the modification of this Plan by the Company in the least restrictive manner (as determined by the Company) and without any diminution in the value of the payments to such participants as may be necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations, and/or regulatory guidance issued under such statutory provisions.
     IN WITNESS WHEREOF, the Plan, as amended and restated effective as of January 1, 2009, has been executed pursuant to resolutions of the Board of Directors of BancTrust Financial Group, Inc. on December 17, 2008.

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. Bibb Lamar, Jr.
Its President and CEO
Attest:

By:	/s/ J. Dianne Hollingsworth
Its Senior Vice President